SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2011

CSX CORPORATION
(Exact name of registrant as specified in its charter)

Virginia
(State or other jurisdiction of
incorporation or organization)

1-8022	62-1051971
(Commission File No.)	(I.R.S. Employer
Identification No.)
500 Water Street, C900, Jacksonville, FL 32202
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(904) 359-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.    Regulation FD Disclosure.

CSX Corporation Executive Vice President and Chief Financial Officer Oscar Munoz today addressed participants of the Dahlman Rose & Co. Global Transportation Conference.  At the meeting, Munoz affirmed the company's positive long-term financial guidance, while outlining some near-term impacts of the moderating economy.

As previously stated, the company expects a compound annual growth rate in earnings per share of 18 to 20 percent through 2015 and a compound annual growth rate for operating income of 12 to 14 percent over the same time period.  Both measures use 2010 results as the base year.  The company also affirmed its target of a 65 percent operating ratio by no later than 2015.

Though the company still expects near-term growth, its outlook has moderated due to overall domestic and global economic conditions.  For example, volumes for export coal this year are currently projected to be between 40 to 42 million tons, and the company's operating ratio, while expected to be at a record level, may be slightly above the high-60's target.

The long-term prospects for CSX remain solidly in place as customers continue to lever the economic and environmental advantages of rail.  The company's confidence in its long-term outlook is enhanced by a broad portfolio of served markets and the demonstrated ability to achieve strong financial results over a wide variety of economic conditions.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By: \s\ CAROLYN T. SIZEMORE
Carolyn T. Sizemore
Vice President and Controller
(Principal Accounting Officer)

Date: September 7, 2011